                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
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                                                    HPSC, INC.
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                (Name of Registrant as Specified In Its Charter)

                                                    HPSC, INC.
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                   (Name of Person(s) Filing Proxy Statement)

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                                   HPSC, INC.
                                60 STATE STREET
                             BOSTON, MA 02109-1803
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997

    The Annual Meeting of Stockholders of HPSC, Inc., a Delaware corporation (the "Company" or "HPSC"), will be held on May 13, 1997, at nine o'clock in the morning, Eastern Daylight Time, in the America Room, 2nd Floor at the Bank of Boston, 100 Federal Street, Boston, Massachusetts, for the following purposes:

        1. To elect three directors for a three-year term to expire at the 2000 Annual Meeting of Stockholders;

        2. To ratify the appointment of Deloitte & Touche LLP as the independent accountants for the Company for the year ending December 31, 1997; and

        3. To consider and act upon such other business and matters or proposals as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 28, 1997 as the record date for determining the stockholders having the right to receive notice of and to vote at this meeting or any adjournments thereof.

By Order of the Board of Directors
DENNIS W. TOWNLEY
SECRETARY
Boston, Massachusetts
April 10, 1997

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND YOU WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                   HPSC, INC.
                                60 STATE STREET
                             BOSTON, MA 02109-1803
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997

    This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of HPSC, Inc., a Delaware corporation (the "Company" or "HPSC"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying notice, on Tuesday, May 13, 1997 at nine o'clock in the morning, Eastern Daylight Time, in the America Room, 2nd Floor at the Bank of Boston, 100 Federal Street, Boston, Massachusetts and at any adjournment thereof (the "Annual Meeting").

    If a stockholder specifies in the proxy how it is to be voted, it will be voted in accordance with such specification. Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time before the exercise of the powers conferred thereby, by notice in writing to the Secretary of the Company. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirmatively indicates at the Annual Meeting his intention to vote the shares covered thereby in person.

    It is expected that copies of the notice of meeting, this proxy statement and related form of proxy will be mailed on or about April 10, 1997 to the holders of record of shares of Common Stock of the Company at the close of business on March 28, 1997. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 accompanies this proxy statement.

                      PROPOSAL ONE--ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than three (3) nor more than twelve (12) members, as determined by a vote of a majority of the entire Board of Directors, and that the Board shall be divided into three (3) classes (Class I, Class II and Class III). Directors of one class are elected each year to a term of three (3) years. As of the date of this proxy statement, the Board of Directors consists of eight (8) members, three (3) of whom have terms which expire at this year's Annual Meeting (Class II), three of whom have terms which expire at the 1998 Annual Meeting (Class III) and two (2) of whom have terms which expire at the 1999 Annual Meeting (Class I).

    Messrs. Biernat, Cooley and Doherty are the three nominees for Class II director to be voted on at this Annual Meeting. If elected as Class II directors, Messrs. Biernat, Cooley and Doherty will have a three-year term expiring at the 2000 Annual Meeting of Stockholders. Messrs. Birchfield and Everets and Ms. Cole will continue to serve as Class III directors. Their term will expire at the 1998 Annual Meeting of Stockholders. Mr. Weicker and Dr. McDougal will continue to serve as Class I directors. Their term will expire at the 1999 Annual Meeting of Stockholders. In each case a director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

    All nominees for Class II directors to be voted on at this Annual Meeting have advised the Company that they will serve if elected. If any of the nominees for Class II director becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority either to vote for a substitute or to fix the number of directors at less than eight. The Board of Directors has no reason to believe that any of such persons will be unwilling or unable to serve if elected. The vote required for the election of directors is the affirmative vote of a plurality of the shares present or represented at the Annual Meeting and entitled to vote thereon. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of the nominees listed herein.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

NOMINEES FOR CLASS II DIRECTORS

    JOSEPH A. BIERNAT, age 69, became a director of HPSC in December 1993. Since his retirement in 1987, Mr. Biernat has served as a consultant for several investment management firms. From 1965 until 1987, he was employed with United Technologies Corporation, most recently as Senior Vice President--Treasurer, and prior thereto as President, Treasurer and Chief Financial Officer of Philco-Ford Finance Corporation. He is also a director of the ITT Mutual Funds and previously has been a director of several financial and civic organizations.

    RAYMOND R. DOHERTY, age 51, has been President of HPSC since December 1989 and Chief Operating Officer of HPSC since August 1993. He was Treasurer of HPSC from December 1988 until May 1994. He was elected a director of HPSC in June 1991. Mr. Doherty previously served as Chairman and Chief Executive Officer of HPSC from October 1992 until July 1993, Chief Operating Officer of HPSC from December 1989 to October 1992, and Chief Financial Officer of HPSC from December 1988 to October 1992. He was Assistant Treasurer of HPSC from June 1986 to December 1988. He was Vice President and Chief Operating Officer of Healthco International, Inc., a company engaged in sales of dental equipment and formerly affiliated with the Company, from October 1992 until August 1993. He was the Senior Vice President of Finance and Operational Controls of Healthco International, Inc. from January 1986 to October 1992.

    SAMUEL P. COOLEY, age 65, became a director of HPSC in December 1993. From 1955 until his retirement in 1993, Mr. Cooley was employed with Shawmut Bank Connecticut, N.A., and its predecessors and affiliates, including Hartford National Bank and Connecticut National Bank. His most recent position was Executive Vice President and Senior Credit Approval Officer. Mr. Cooley is also a director of Lydall, Inc. and serves as a director or trustee of numerous nonprofit organizations in Connecticut.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
      CLASS III DIRECTORS (TERM EXPIRES AT THE 1998 ANNUAL MEETING)

    JOHN W. EVERETS, age 50, has been Chairman of the Board and Chief Executive Officer of HPSC since July 1993 and has been a director of HPSC since 1983. He was Chairman of the Board and Chief Executive Officer of T.O. Richardson Co., Inc., a financial services company, from January 1990 until July 1993. Previously he was Executive Vice President of Advest, Inc., an investment banking firm, from 1977 to January 1990. Mr. Everets also served as Chairman of the Board of Billings and Co., Inc., a real estate investment banking firm, and Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets formerly was Vice Chairman of the Connecticut Development Authority and Chairman of the Loan Committee of the Connecticut Development Authority. Mr. Everets is also a director of Dairy Mart Convenience Stores, Inc., Crown/Northcorp, and the Eastern Company.

    DOLLIE A. COLE, age 66, a director of HPSC since 1991, has been involved for many years in the leadership of several business, charitable and civic organizations. She serves as Chairman of the Dollie Cole Corporation, a venture capital and industrial consulting firm. For seven years Ms. Cole was an owner and board member of Checker Motors and Checker Taxi until selling her interest in 1988. Ms. Cole was also Senior Editor of Curtis Publishing until 1977, and was director of Public Relations for Magnetic Video and Twentieth Century Fox Video until 1985. She serves as a consultant to the Solar and Electric 500 Company, and to Separation Dynamics, an international company involved in the energy and manufacturing industries. In addition to these business activities, Ms. Cole serves on the boards of Project Hope--the World Health Organization, the National Captioning Institute for the Hearing Impaired, the Smithsonian Institution and on the National Academy of Science--President's Circle Board.

    J. KERMIT BIRCHFIELD, age 57, became a director of HPSC in December 1993. He currently serves as Chairman of Displaytech, Inc., a privately-held manufacturer of miniature high-resolution ferrite liquid crystal display screens and as a consultant for various businesses. From 1990 until 1994, Mr. Birchfield served as Senior Vice President, Secretary, and General Counsel with M/A-COM, Inc., a publicly-held manufacturer of semiconductors and communications equipment. Before joining M/A-COM, he was Senior Vice President for Legal and Governmental Affairs and General Counsel for the Georgia Pacific Corporation. Mr. Birchfield is also a Managing Director of Century Partners, Incorporated, a privately-held investment and operating company. He is also a director of Intermountain Industries Inc. and its wholly-owned public utility subsidiary, Intermountain Gas Company, Mass. Financial Compass Group of Mutual Funds and Dairy Mart Convenience Stores, Inc.

    CLASS I DIRECTORS (TERM EXPIRES AT THE 1999 ANNUAL MEETING)

    LOWELL P. WEICKER, JR., age 65, was elected a director in December 1995. Mr. Weicker began his political career in 1962, when he was elected as a member of Connecticut's House of Representatives for the Town of Greenwich, serving three terms. Mr. Weicker served concurrently as First Selectman of Greenwich from 1964 to 1968. He was elected to the U.S. Congress from Connecticut's 4th District in 1968 and was subsequently elected to the United States Senate in 1970, 1976 and 1982, serving until January 1989. In January 1991, Mr. Weicker was elected Governor of Connecticut, a position which he held until January 1995. He is presently a visiting professor at the University of Virginia. Mr. Weicker is also a director of UST Corp., Phoenix Home Life Mutual Funds and Compuware Corp.

    THOMAS M. MCDOUGAL, D.D.S., age 57, was elected a director of HPSC in 1991. He has been a practicing dentist for approximately 30 years. He is active in national, state and local dental organizations and has lectured extensively throughout the United States. He is a past President of the Dallas County Dental Society and is past Chairman of its Continuing Education Committee and its Banking, Nominating and Patient Relations Committee.

OTHER EXECUTIVE OFFICERS

    RENE LEFEBVRE, age 50, has been Chief Financial Officer, Vice President of Finance and Treasurer of HPSC since May 1994. From June 1993 until May 1994, he was Chief Financial Officer of NETTS, Inc., a vocational training institution. He was an independent financial services consultant from February 1992 through May 1993. He served as interim Chief Financial Officer of the Business Funding Group from June through November of 1991. From September 1982 until March 1991, Mr. Lefebvre was Chief Financial Officer of Eaton Financial Corporation, a subsidiary of AT&T Capital Corporation.

COMMITTEES OF THE BOARD

    The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. It does not have a Nominating Committee or a committee performing similar functions.

    The current members of the Executive Committee are J. Kermit Birchfield, Samuel P. Cooley, Raymond R. Doherty, and John W. Everets. The Executive Committee exercises all the powers of the Board of Directors in accordance with the policy of the Company, to the extent permitted by Delaware law, during intervals between meetings of the Board of Directors. During fiscal year 1996, the Executive Committee held two meetings and acted by unanimous consent on four occasions.

    The current members of the Audit Committee are Dollie A. Cole, Samuel P. Cooley, Thomas M. McDougal, Joseph A. Biernat, and Lowell P. Weicker, Jr.. The functions of the Audit Committee are to review the Company's external and internal auditing procedures, to review with the Company's management the plan, scope and results of the Company's operations, and to study and make recommendations periodically to the Board of Directors on these and related matters. During fiscal year 1996, the Audit Committee held four meetings.

    The current members of the Compensation Committee are Dollie A. Cole, J. Kermit Birchfield, and Samuel P. Cooley. The functions of the Compensation Committee are to be available for consultation with the Chairman of the Board, to review the salaries and other forms of compensation of officers and to make recommendations to the Board of Directors with respect to the granting of stock options and restricted stock to officers, key employees and consultants and regarding stock option and restricted stock matters generally. During fiscal year 1996, the Compensation Committee held four meetings.

    During fiscal year 1996, the Board of Directors held five meetings and acted by unanimous consent on one occasion. Each member of the Board (including each nominee for reelection as director) attended at least 75% of the meetings of the Board of Directors held during the time he or she was a director and at least 75% of the meetings of all committees of the Board on which he or she served.

                               VOTING SECURITIES

    Each share of common stock, $0.01 par value, (the "Common Stock") is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. Holders of record of shares of Common Stock of the Company at the close of business on March 28, 1997 may vote at the Annual Meeting. At that date, there were outstanding 4,657,930 shares of Common Stock, excluding 128,600 shares of Common Stock held in the Company's treasury.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of March 28, 1997, the record date, with respect to the beneficial ownership of the Company's Common Stock by (1) each person or entity known by the Company to own beneficially more than five percent (5%) of the Company's outstanding shares of Common Stock as of the record date and (ii) by each of the Company's directors and (iii) its Named Executive Officers; and (iv) by all directors and executive officers of the Company as a group. The information in the table and in the related notes has been furnished by or on behalf of the indicated owners. Unless otherwise noted, HPSC believes the persons referred to in this table have sole voting and investment power with respect to the shares listed in this table. The percentage owned is calculated with respect to each person by treating shares issuable to such person within 60 days of the record date as outstanding, in accordance with rules of the Securities and Exchange Commission ("SEC").

                                                                                     AMOUNT AND NATURE
                                                                                       OF BENEFICIAL
                                                                                     OWNERSHIP OF HPSC       % OF
NAME (AND ADDRESS OF OWNER OF MORE THAN 5%)                                          COMMON STOCK(1)(2)      CLASS
--------------------------------------------------------------------------------  ------------------------   -----
John W. Everets.................................................................       461,733(3)(4)(5)(6)    9.6%
  60 State Street, 35th Floor
  Boston, MA 02109-1803
Tweedy, Browne Company, L.P.....................................................       385,562(7)             8.3%
  52 Vanderbilt Avenue
  New York, NY 10017
Harder Management Company, Inc..................................................       364,390(8)             7.8%
  Somerset Court
  281 Winter Street, Suite 340
  Waltham, MA 02154
Hollybank Investments, LP.......................................................       353,000(9)             7.6%
  One Financial Center, Suite 1600
  Boston, MA 02111
Fidelity Management and Research Corporation....................................       352,500(10)            7.6%
  82 Devonshire Street
  Boston, MA 02109-3605
John W. Everets and Raymond R. Doherty..........................................       350,000(11)            7.5%
  as Trustees of the HPSC, Inc.
  Supplemental Employee Stock
  Ownership Plan and Trust
    60 State Street, 35th Floor
    Boston, MA 02109-1803
Dimensional Fund Advisors, Inc..................................................       342,900(12)            7.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
John W. Everets and Raymond R. Doherty..........................................       300,000(13)            6.4%
  as Trustees of the HPSC, Inc.
  Employee Stock Ownership Plan
    60 State Street, 35th Floor
    Boston, MA 02109-1803
Raymond R. Doherty..............................................................       245,280(3)(4)(6)       5.1%
Rene Lefebvre...................................................................        66,766(4)(6)          1.4%
Joseph A. Biernat...............................................................        10,000                   *
J. Kermit Birchfield............................................................        40,667(14)               *
Dollie A. Cole..................................................................        42,500                   *
Samuel P. Cooley................................................................        11,000                   *
Thomas M. McDougal..............................................................        27,000                   *
Lowell P. Weicker, Jr...........................................................         5,900(15)               *
All Directors and Executive Officers as a group (9 persons).....................       910,846(3)(6)         17.9%

------------------------

*   Percent of class less than 1%.

(1) Includes shares of the Company's Common Stock which the named security holder has the right to acquire within 60 days of the record date through the exercise of options granted by the Company to the named individuals or group as follows: Messrs. Biernat, Birchfield and Cooley, 10,000 shares each; Ms. Cole and Dr. McDougal, 27,000 shares each; Mr. Weicker, 5,000 shares, Mr. Everets, 175,000 shares; Mr. Doherty, 132,000 shares; Mr. Lefebvre, 24,000 shares; and such group, 420,000 shares.

(2) Includes allocated shares under the HPSC, Inc. Employee Stock Ownership Plan (the "ESOP") of 6,033 for Mr. Everets, 8,030 for Mr. Doherty, 2,766 for Mr. Lefebvre and 16,829 for all executive officers and directors as a group.

(3) Excludes the 300,000 shares held in the ESOP for the benefit of the employee participants (other than the shares allocated to the respective ESOP accounts of Messrs. Doherty and Everets listed in Note (2) above) and the 350,000 shares held in the HPSC, Inc. Supplemental Employee Stock Ownership Plan and Trust (the "SESOP") for the benefit of the employee participants. Although Messrs. Doherty and Everets are the trustees of both the ESOP and SESOP and accordingly share voting power with respect to all unallocated shares and share dispositive power with respect to all shares in the ESOP and the SESOP, they disclaim beneficial ownership of all such shares, other than the shares allocated to their respective ESOP accounts listed in Note
    (2) above.

(4) Includes 26,133 shares, 10,000 shares and 10,000 shares, respectively, for Messrs. Everets, Doherty and Lefebvre, purchased under the Stock Loan Program described in "EXECUTIVE COMPENSATION--Stock Loan Program." All such shares are pledged to the Company pursuant to such Program.

(5) Includes 100 shares held by Mr. Everets' son, A. Hale W. Everets. Mr. Everets disclaims beneficial ownership of such shares.

(6) Includes 185,000, 90,000 and 25,000 restricted shares granted to Messrs. Everets, Doherty and Lefebvre, respectively, on May 12, 1995, as described under the Summary Compensation Table.

(7) Based solely upon information reported on Schedule 13D as filed with the SEC. Tweedy, Browne Company L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt") filed an Amendment No. 5 to its
    Schedule 13D on February 18, 1997 with the SEC. TBC is the beneficial owner of 360,562 shares of the Company's Common Stock. TBK and Vanderbilt own directly 15,000 and 10,000 shares of the Company's Common Stock, respectively. The aggregate number of shares of the Company's Common Stock of which TBC, TBK and Vanderbilt could be deemed to be beneficial owners is 385,562. TBC has investment discretion with respect to 360,562 shares and sole power to dispose or direct the disposition of all of such shares. TBC has shared power to vote or direct the vote of 331,465 shares. TBK has the sole power to vote or direct the voting of and to dispose or direct the disposition of the 15,000 shares it holds. Vanderbilt has the sole power to vote or direct the voting of and dispose or direct the disposition of the 10,000 shares it holds. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears. The general partners of TBK are Christopher H. Browne, William H. Browne, Thomas P. Knapp and John D. Spears. The general partners of TBC, by reason of their positions as such, may be deemed to have shared power to dispose of or to direct the disposition of 360,562 shares and shared power to vote or to direct the vote of 331,465 shares. Each of the general partners of TBK and Vanderbilt, by reason of his position as such, may be deemed to have shared power to vote or direct the vote of and to dispose or direct the disposition of the 15,000 shares held by TBK and the 10,000 shares held by Vanderbilt, respectively.

(8) Harder Management Company, Inc. ("Harder") filed a Schedule 13G with the SEC reporting that it is a registered investment adviser and that the 364,390 shares of the Company's Common Stock held by Harder is held on behalf of its clients in accounts over which Harder has complete investment discretion. Harder disclaims beneficial ownership of the 364,390 shares except in its capacity as an investment adviser.

(9) Hollybank Investments, LP ("Hollybank") reports that Dorsey R. Gardner, Hollybank's general partner, has sole voting power with respect to an additional 30,580 shares of Common Stock of the Company held in his name. Mr. Gardner disclaims beneficial ownership, except to the extent of his partnership interest, in the 353,000 shares of Company Common Stock held by Hollybank.

(10) Based solely upon information reported on Schedule 13G as filed with the SEC. Fidelity Management and Research Corporation ("FMRC") filed an Amendment No. 1 to its Form 13G with the SEC on February 14, 1997 for the year ended December 31, 1996 reporting that it is a registered investment adviser and as such, has sole power to dispose or to direct the disposition of 352,500 shares of Common Stock of the Company. FMRC reports that it has no voting authority with respect to such shares.

(11) None of the 350,000 shares have been allocated to the accounts of participants in the SESOP. Messrs. Doherty and Everets disclaim beneficial ownership of all such shares.

(12) Based solely on information reported on Schedule 13G as filed with the SEC. Dimensional Fund Advisors, Inc. ("Dimensional") filed an Amendment No. 6 to its Schedule 13G with the SEC in February 1997 reporting that it is a registered investment adviser and is deemed to have beneficial ownership of 342,900 shares of Common Stock of the Company held by it, all of which shares are owned by advisory clients of Dimensional. Officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these officers vote 74,800 shares which are owned by the Fund and 43,800 shares which are owned by the Trust, all of which shares are included in the 342,900 shares over which Dimensional is deemed to have sole dispositive power.

(13) 89,654 of these shares have been allocated to the accounts of ESOP participants and 210,346 shares are unallocated. Messrs. Doherty and Everets disclaim beneficial ownership of all such shares, other than the shares allocated to their respective ESOP accounts listed in Note (2) above.

(14) Includes 3,000 shares held by Mr. Birchfield's spouse. Mr. Birchfield disclaims beneficial ownership of such shares.

(15) Includes 200 shares held by Mr. Weicker's spouse. Mr. Weicker disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and the NYSE.

    Based on the Company's review of the copies of the Forms it has received and written representations from certain Reporting Persons, the Company believes that a Form 3 and Form 4 reflecting Mr. Weicker's election as a director and his receipt of a stock option at the time of his election inadvertently were not filed on a timely basis. A Form 5 was filed to correct the disclosure. The Company believes that all other Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table shows all compensation paid to the Chief Executive Officer and the other current executive officers for services rendered in all capacities during the past three years. HPSC has three current executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION                 -------------------------------------------
                                 ------------------------------------------------   RESTRICTED   SECURITIES
                                                                    OTHER ANNUAL   STOCK AWARDS  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY      BONUS     COMPENSATION      (1)(2)       OPTIONS    COMPENSATION(3)
-------------------------------  ---------  ----------  ---------  --------------  ------------  -----------  ----------------
John W. Everets (4)............       1996  $  239,200  $  50,000    $  -0-         $  -0-           -0-         $   15,904
  Chief Executive Officer and         1995     210,000     -0-          -0-            809,375       -0-             18,959
  Chairman of the Board               1994     210,000    125,000        96,636(5)     -0-           -0-             15,904

Raymond R. Doherty (6).........       1996     197,300     33,000       -0-            -0-           -0-             14,954
  President, Chief Operating          1995     190,000     -0-          -0-            393,750       -0-             18,606
  Officer and Director                1994     190,000     75,000       -0-            -0-           -0-             22,885

Rene Lefebvre (7)..............       1996     132,300     13,000       -0-            -0-           -0-             10,404
  Vice President of Finance,          1995     125,000     -0-          -0-            109,375       -0-             10,905
  Treasurer and Chief Financial       1994      78,731     15,000       -0-            -0-           30,000           1,790
  Officer

------------------------

(1) The Company's stockholders approved the 1995 Stock Incentive Plan (the "1995 Stock Plan") at the 1995 annual meeting of stockholders. The 1995 Stock Plan provides for the issuance of up to 550,000 options and/or grants of shares of restricted stock to key employees and non-employee directors of the Company. The 1995 Stock Plan is administered by the Compensation Committee of the Board of Directors. Upon the recommendation of the Compensation Committee, the Board of Directors adopted an amendment to the 1995 Stock Plan to provide service requirements for participation in the 1995 Stock Plan in addition to the performance conditions which were contained in the 1995 Stock Plan as originally adopted.

    The 1995 Stock Plan, as amended (the "Amended 1995 Stock Plan") provides that shares of restricted stock granted under the Amended 1995 Stock Plan shall vest for participants when (i) certain performance conditions are met (50% vest if and when during the five-year period from the date of grant (the "Performance Period") the closing price of a share of the Company's Common Stock, as reported on the NASDAQ National Market System for a consecutive ten-day period, equals or exceeds 134.175% of the closing price on the grant date (the "Partial Performance Condition"), and the remaining 50% vest if and when during the Performance Period the closing price of a share of the Company's Common Stock, as reported on the NASDAQ National Market System for a consecutive ten-day period, equals or exceeds 168.35% of the closing price on the grant date (the "Full

    Performance Condition") and (ii) the holder of the restricted stock has completed five (5) years of continued service from the grant date (the "Service Requirement").

    The Partial Performance Condition for the shares of restricted stock granted to Messrs. Everets, Doherty and Lefebvre in 1995 is $5.90 per share and the Full Performance Condition is $7.37 per share. Upon a "change of control" of the Company (as defined in the Amended 1995 Stock Plan), all awards granted prior to such date become fully vested. Upon the termination of a participant's employment by the Company without "cause" (as defined in the Amended 1995 Stock Plan) or by reason of death or disability during the Performance Period, any awards for which the Partial Performance Condition or the Full Performance Condition shall have been satisfied no later than four months after the date of such termination of employment shall become fully vested and shall be deemed to satisfy the Service Requirement. The Partial Performance Condition for the restricted stock granted in 1995 to Messrs. Everets, Doherty, and Lefebvre was met in 1996, but the shares of restricted stock held by these individuals remain subject to the Service Requirement.

(2) The amounts reported in this column represent the market price as reported on the Nasdaq National Market of the stock awarded under the Amended 1995 Stock Plan on the grant date without diminution in value attributable to the restrictions on such stock. The aggregate non-vested restricted stock holdings at the end of fiscal 1996 were as follows: for Mr. Everets--185,000 shares (the value of these shares at the end of fiscal 1996 equaled $1,110,000, which is 137% of the value at the grant date); for Mr. Doherty--90,000 shares (the value of these shares at the end of fiscal 1996 equaled $540,000, which is 137% of the value at the grant date); and for Mr. Lefebvre, 25,000 shares (the value of these shares at the end of fiscal 1996 equaled $150,000, which is 137% of the value at the grant date). Dividends on stock awards will be paid at the same rate as dividends, if any, are paid to all stockholders.

(3) Includes term life insurance premiums paid by the Company and Company contributions to the Named Executive Officer's 401(k) retirement plan account, respectively, in the following amounts for fiscal 1996: Mr. Everets, $3,240 and $4,750; Mr. Doherty, $3,240 and $3,800; and Mr.
    Lefebvre, $756 and $2,646. Also includes the value of shares of Common Stock in the Company's Employee Stock Ownership Plan ("ESOP") allocated to Named Executive Officers in fiscal 1996 (for services rendered during fiscal 1995) in the following amounts: Mr. Everets, $7,914; Mr. Doherty, $7,914; and Mr. Lefebvre, $7,002. The value of the allocated ESOP shares was calculated by using the December 31, 1996 closing price for the Company's Common Stock of $6.00 per share as reported on the Nasdaq National Market. The Company has not allocated shares of Common Stock to participants in its ESOP for services rendered during fiscal 1996 as of the date of this Proxy Statement.

(4) Mr. Everets' employment with the Company commenced in July 1993. His compensation were formerly governed by an employment agreement with the Company dated July 19, 1993 and is governed by an employment agreement with the Company dated as of July 19, 1996. See "EXECUTIVE
    COMPENSATION--Employment Agreements".

(5) Includes relocation and temporary living expenses of $81,806 paid in fiscal 1994 in connection with Mr. Everets' relocation to the Boston area.

(6) Mr. Doherty's compensation was formerly governed by an employment agreement with the Company dated as of August 2, 1993 and is governed by an employment agreement with the Company dated August 2, 1996. See "EXECUTIVE COMPENSATION--Employment Agreements".

(7) Mr. Lefebvre's employment with the Company commenced in May 1994. His compensation is governed by an employment agreement with the Company dated April 6, 1994. See "EXECUTIVE COMPENSATION--Employment Agreements".

STOCK LOAN PROGRAM

    On January 5, 1995 the Compensation Committee approved a Stock Loan Program whereby executive officers and other senior personnel of the Company earning more than $80,000 per year may borrow from the Company an amount equal to the cost of purchasing two shares of Common Stock, solely for the purpose of acquiring such stock, for each share of Common Stock purchased by the employee from sources other than Company funds. Such borrowings may not exceed $200,000 in any fiscal quarter of the Company, $200,000 per employee or $400,000 during the term of the loan program for all employees. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, payable monthly in arrears, and are payable as to principal no later than five (5) years after the date of the loan. As of the date of this proxy statement, the Company has loans outstanding to executive officers in the following amounts secured by the number of shares listed: Mr. Everets, $98,000, secured by 26,133 shares; Mr. Doherty, $37,500, secured by 10,000 shares; and Mr. Lefebvre, $37,500, secured by 10,000 shares. None of the loans to the Named Executive Officers has been repaid as of December 31, 1996, other than monthly interest payments thereon. The largest aggregate amount of outstanding indebtedness under the Stock Loan Program since its inception has been $218,000.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

    The table below sets forth a range of annual retirement benefits available to certain executive employees under the HPSC Supplemental Executive Retirement Plan (the "SERP") effective as of January 1, 1997. Benefits under the SERP are intended to supplement the retirement benefits received by executive employees through other Company programs, such as the ESOP and SESOP and 401(k) Plan (as such terms are defined herein), as well as Social Security benefits attributable to Company-paid FICA taxes. Benefits under the SERP, payable upon normal retirement at age 65 (or upon early retirement at age 62) as an actuarial equivalent of a life annuity, are based upon age, length of service (up to a maximum of 15 credited years of service) and an average of the participant's three highest calendar years of compensation (total remuneration for services rendered in a specified year excluding employer contributions under the Company's benefit plans) out of the five calendar years immediately preceding the normal or early retirement date or other date of termination of employment ("Average Final Compensation"). The SERP provides for making payments to the executive in amounts equal to 65% of the employee's Average Final Compensation, offset by amounts deemed available under the 401(k) Plan and Social Security benefits, to the extent attributable to the Company's contribution and to Company-paid FICA taxes, respectively, as well as the deemed value of shares allocated to the employee under the Company's ESOP and SESOP.

    Accrual and vesting of benefits are contingent on the executive's continued service as an employee of the Company, with accrual in equal amounts over the first 15 years of service and vesting over a period of 10 years, starting in the sixth year of service, provided that an executive's benefits will also fully accrue and vest upon a "change in control" of the Company (as defined in the SERP) unless such change in control is approved by at least a two-thirds vote of the incumbent Board of Directors. Limited service credit (up to a maximum of three years) is given for service before 1993 and full credit is given for service between January 1, 1993 and the effective date of the SERP. For all periods prior to the effective date, service as either an employee of the Company or a member of its Board of Directors is credited. On and after the effective date, only service as an employee is credited.

            SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN BENEFIT TABLE(1)

                                                                                         YEARS OF SERVICE
                                                                                 ---------------------------------
 AVERAGE FINAL COMPENSATION                                                          5          10         15+
-------------------------------------------------------------------------------  ---------  ----------  ----------
$100,000.......................................................................  $  16,250  $   48,750  $   65,000
 150,000.......................................................................     24,375      73,125      97,500
 200,000.......................................................................     32,500      97,500     130,000
 250,000.......................................................................     40,625     121,875     162,500
 300,000.......................................................................     48,750     146,250     195,000
 400,000.......................................................................     65,000     195,000     260,000
 500,000.......................................................................     81,250     243,750     325,000

------------------------

(1) Amounts shown do not reflect offset for benefits received and attributable to the Company under the Company's 401(k) plan, employee stock ownership plans, and FICA contributions.

    For the Named Executive Officers, the years of credited service and 1996 compensation as of December 31, 1996, were: Mr. Everets--7.0 years, $289,200; Mr. Doherty--7.0 years, $230,300; and Mr. Lefebvre--2.7 years, $145,300.

OPTION GRANTS IN LAST FISCAL YEAR

    The Company made no option or SAR grants to its Named Executive Officers in its last fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides information regarding the exercise of stock options by the Named Executive Officers during fiscal 1996 and the value of unexercised "in-the-money" options at fiscal 1996 year-end. The columns showing the number of options exercised during fiscal 1996 and the value realized thereby have been omitted because none of the executive officers exercised any options during fiscal 1996.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                   NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                      OPTIONS AT 1996         IN-THE-MONEY OPTIONS
                                                                      FISCAL YEAR-END       AT 1996 FISCAL YEAR-END
NAME                                                              EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
----------------------------------------------------------------  -----------------------  --------------------------
John W. Everets.................................................       170,000/5,000             $561,250/$13,750
Raymond R. Doherty..............................................       132,000/18,000            $408,000/$60,750
Rene Lefebvre...................................................        18,000/12,000             $43,875/$29,250

------------------------

(1) An "in-the-money" option is an option for which the option price of the underlying stock is less than the December 31, 1996 market price as reported on the Nasdaq National Market ($6.00 per share); the value shown reflects stock price appreciation since the date of grant of the option.

EMPLOYMENT AGREEMENTS

JOHN W. EVERETS AND RAYMOND R. DOHERTY

    As of July 19, 1996 and August 2, 1996, the Company entered into new employment agreements with each of John W. Everets and Raymond R. Doherty, respectively. The Company agreed to pay a base annual salary of $250,000 to Mr. Everets and $200,000 to Mr. Doherty as well as a bonus of up to 100% of base salary to each individual under an incentive plan developed by the Compensation Committee of the Board in consultation with management and approved by the full Board of Directors.

    Each employment agreement has a three-year term and thereafter will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement six months in advance of any anniversary. Either party to each employment agreement may terminate it at any time for any reason. In the event of a decision not to renew by either party or a termination by the Company which is not "for cause" (as defined in each agreement) with respect to either Mr. Everets or Mr. Doherty (or, in the case of Mr. Everets, in the event of termination by Mr. Everets), the Company will pay the employee his base monthly pay plus his maximum monthly bonus for the next 12 months. Upon a termination by the Company which is not "for cause," all of Mr. Everets' stock options will fully vest. Each employee has agreed not to compete with the business of the Company while receiving termination payments and to maintain in confidence all of the Company's confidential information. In the event of the employee's termination due to death or disability, the Company will pay the employee or his estate the employee's base monthly salary for six months from the date of death or disability. The employee and his family will also be entitled to receive the employee's benefits during this six-month period.

    If, within three years after a "change of control" of the Company (as defined in each agreement), either the Company terminates Mr. Everets or Mr. Doherty other than "for cause" or the employee terminates his employment due to a "change in employment" (as defined in each agreement), the Company will pay the employee up to 2.99 times the employee's average annual compensation for the preceding five calendar years before the date of the change of control; the non-compete provisions will no longer apply; the employee's stock options will fully vest; and normal employee benefits will continue for 12 months. If, within three years after a "change of control", the employee terminates his employment for any reason other than a "change in employment," the Company will pay the employee his base monthly pay plus the maximum monthly bonus and normal employee benefits for 12 months.

RENE LEFEBVRE

    On April 6, 1994, the Company entered into an employment agreement with Rene Lefebvre for employment commencing in May 1994. The Company agreed to pay Mr. Lefebvre an initial base annual salary of $125,000 (which has since been increased to $135,000) as well as a bonus of up to 50% of base salary at the discretion of the Chief Executive Officer and subject to approval of the Compensation Committee of the Board of Directors. The Company also granted to Mr. Lefebvre options to purchase 30,000 shares of Common Stock, which vest over a five-year period in equal annual installments, at a price of $3.5625 per share, which was the fair market value of a share of Common Stock on the date of grant.

    The employment agreement has a three-year term and thereafter will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement 60 days in advance of any anniversary. Either party to Mr. Lefebvre's employment agreement may terminate it at any time for any reason. The Company is obligated to pay Mr. Lefebvre's salary for three months after termination, if it does not renew the agreement, and for six months after termination, if it otherwise terminates his employment other than "for cause" (as defined in his agreement). Mr. Lefebvre has agreed not to compete with the business of the Company while receiving severance payments and to maintain in confidence all of the Company's confidential information. In the event of a "change of control" of the Company (as defined in his agreement), Mr. Lefebvre's stock options will fully vest.

COMPENSATION OF DIRECTORS

    The Company pays each non-employee director a fee of $5,000 per annum plus $2,500 per annum for each committee of the Board on which he or she serves and $500 for each meeting attended. In addition, the Company reimburses directors for their travel expenses incurred in attending meetings of the Board or its committees. Pursuant to the 1995 Stock Plan, each non-employee continuing director is granted 1,000 non-qualified stock options on the day of each annual meeting of stockholders during the term of the 1995 Stock Plan.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee") currently consisting of Dollie A. Cole, J. Kermit Birchfield and Samuel P. Cooley, all of whom are independent, non-employee directors.

    The Committee has primary responsibility for analyzing the compensation of executive officers of the Company, establishing performance goals for executive officers, reporting to the full Board with respect to such compensation, and administering the Company's stock option plans.

SALARIES FOR 1996

    The Chairman of the Board and Chief Executive Officer (the "Chairman") and each of the other two executive officers has an employment agreement which provides for base cash compensation which is fixed during the term of the agreement. See "Employment Agreements" above.

    The base cash compensation levels for the Chairman and other executive officers were established in their original employment agreements by the Committee based upon a number of factors including the prior experience of the executive officer, company size and the obstacles to attracting experienced managers to HPSC because of the Company's weakened financial status at the time each employment agreement was executed. In setting the compensation for the Chairman and Mr. Doherty in the new employment agreements executed in July and August of 1996, respectively, the Committee considered the experience and prior performance of each officer, other employment opportunities available to such officer and the difficulty in replacing him, and the information contained in the 1996 Leasing Industry Wage and Compensation Survey of the Equipment Leasing Association of America (the "1996 Compensation Survey") relating to independent finance companies with portfolios of comparable size to that of the Company.

CASH BONUSES FOR 1996

    In recommending bonuses for the Chairman and other executive officers for the fiscal year ended December 31, 1996, the Committee reviewed the incentive plan goals that it had established, including financial and overall performance criteria. Instead of using specific target levels with respect to individual and Company performance to calculate bonuses, the Committee considered a number of factors, including the following: (i) the overall financial performance of the Company, particularly in terms of its achieving the revenue goals that were established in the Business Plan of the Company;
(ii) the increase in value of the Company's stock; (iii) the Company's success in obtaining bank and asset securitization financing on favorable terms; (iv) the Company's success in hiring and retaining sales personnel; (v) the information contained in the 1996 Compensation Survey; and (vi) other positive developments in the Company's business. The Committee also considered the contribution of each executive officer to the performance of the Company, the responsibilities of each executive officer in connection with this performance, the importance of the individual to the future growth and profitability of the Company, cash compensation levels of competitors in the industry (many of these competitors are included in the 1996 Compensation Survey) and the success of the management team in achieving the Company's short-term and long-term goals. Although the Committee considered all of these factors in exercising its judgment as to compensation levels for the Chairman and other executive officers, the Committee did not use a precise formula to weigh the relative importance of such factors.

RESTRICTED STOCK AWARDS

    The Committee considered the size of restricted stock awards made to its executive officers in 1995 and made no restricted stock awards to its executive officers in 1996.

    None of the compensation paid to any executive officer in fiscal year 1996 is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes a public corporation from taking a deduction in 1995 or subsequent years for compensation of certain executive officers in excess of $1 million.

Compensation Committee
Dollie A. Cole, Chair
J. Kermit Birchfield
Samuel P. Cooley

PERFORMANCE GRAPH

    SEC rules require that the Company present a line graph comparing cumulative total shareholder return for HPSC over a period of five years, assuming reinvestment of dividends, with a broad equity market index and either a published industry index or an index made up of peer companies selected by the Company. The broad equity market index selected by the Company for inclusion in the graph is the Russell 2000 Index, an index of 2,000 public companies with relatively small market capitalization, as compared with the companies included in other available broad equity market indices. For its second comparative index, the Company prepared its own index (the "Custom Index") of four publicly-owned state commercial banks that are of similar market capitalization to the Company, ranging in size from approximately $7 million to approximately $18 million market capitalization, and two companies in the equipment leasing field.

    Set forth below is a graph comparing, over a five-year period beginning December 31, 1991, the cumulative total return for the Company, the Russell 2000 Index and the Custom Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                CUMULATIVE TOTAL RETURN
Based on reinvestment of $100 beginning December 31,
1991
                                                                                      Custom Composite
                                                           HPSC Inc.  Russell 2000    Index (6 Stocks)
Dec-91                                                          $100          $100                $100
Dec-92                                                          $129          $118                $112
Dec-93                                                          $120          $141                $107
Dec-94                                                          $133          $138                 $91
Dec-95                                                          $160          $178                $163
Dec-96                                                          $213          $207                $235
SOURCE; GEORGESON & COMPANY INC.

The Custom Index includes: AT&T Capital Corp. (added fourth quarter 1993, began trading 7/28/93), First City Bancorp, Professional Bancorp, Redwood Empire Bancorp (added fourth quarter 1991, began trading 9/26/91), San Francisco Company--Class A (included through 1994 only, as company was delisted in March
1995) and Trans Leasing International Inc.

      PROPOSAL TWO--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Coopers & Lybrand L.L.P. resigned as independent accountants for the Company on June 12, 1996. None of the reports of Coopers & Lybrand on the financial statements of the Company for either of the two most recent fiscal years preceding the resignation of Coopers & Lybrand contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Coopers & Lybrand, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, would have caused it to make reference to the subject matter of the disagreement in connection with its report. None of the reportable events listed in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company during the Company's two most recent fiscal years and subsequent interim period preceding the resignation of Coopers & Lybrand.

    Deloitte & Touche LLP have acted as the Company's independent accountants since June 19, 1996 and have been selected to act as the Company's independent public accountants for the current year, subject to ratification by vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                         PROPOSALS OF SECURITY HOLDERS

    Any proposal of a stockholder intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the corporate headquarters of the Company not later than Thursday, December 11, 1997 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                          QUORUM AND VOTING PROCEDURES

    The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of stockholders of the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Abstentions are counted as present for purposes of determining the existence of a quorum.

    With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on Proposal Two--ratification of appointment of independent auditors--but not in the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Under the rules of the National Association of Securities Dealers (NASD) that govern brokers using the NASD's automated quotation system (Nasdaq), brokers who hold shares in street name generally do not have the authority to vote on any items unless they have received instructions from beneficial owners. If the broker is also a member of a national securities exchange, however, NASD rules permit the broker to vote shares held in street name in accordance with the rules of the exchange. Under the rules of the New York Stock Exchange, a broker who does not receive instructions is entitled to vote on both the election of directors and the appointment of independent auditors. Under Section 160(c) of the Delaware General Corporation Law, the 1,125,182 shares of Common Stock retired by the Company and the 128,600 shares of common stock held by the Company in its treasury are not entitled to vote on any matters coming before the Annual Meeting or to be counted for quorum purposes.

                                 OTHER MATTERS

    The Company's management knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in respect to any such business in accordance with their best judgment.

    The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies other than by the use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company requests individuals, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors

                                          DENNIS W. TOWNLEY
                                          SECRETARY

April 10, 1997
0284983.01

                                                                 SKU #0616-PS-97

                              DETACH HERE

                               HPSC, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

       The undersigned hereby appoints John W. Everets and Raymond R. Doherty
P or either of them, with full power of substitution, as proxy to represent and to vote as designated on the reverse side all the shares of Common Stock
R of HPSC, Inc. (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 100 Federal Street,
O Boston, Massachusetts on Tuesday, May 13, 1997, 9:00 A.M. Eastern Daylight Time, or at any adjournment thereof, in respect to all matters which may
X properly come before the meeting in accordance with and as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is
Y  acknowledged.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

       If the undersigned hold(s) any shares in a fiduciary, custodial or joint capacity or capacities this proxy is signed by the undersigned in every such capacity as well as individually.

                                                              ------------
                                                              SEE REVERSE
            (continued and to be signed on reverse side)          SIDE
                                                              ------------

/x/ Please mark
    votes as in
    this example.

                      (continued from other side)




   1. To fix the number of directors at              2.  To ratify the
   eight and to elect the following                  selection of Deloitte     FOR  AGAINST  ABSTAIN
   nominees to serve for a three-year                & Touche LLP as the       /  /   /  /   /  /
   term to expire at the 2000 Annual Meeting         Company's independent
   of Stockholders: Joseph A. Biernat,               public accountants for
   Raymond R.Doherty, and Samuel P. Cooley           the current fiscal year.



                                                     In their discretion, the
         FOR          WITHHELD                       proxies are authorized to
        /   /          /   /                         vote upon such other
                                                     business as may properly
                                                     come before the meeting.

/ /  --------------------------------------
     For all nominees except as noted above          MARK HERE
                                                     FOR ADDRESS         /  /
                                                     CHANGE AND
                                                     NOTE AT LEFT

                                             Please sign exactly as your name
                                             appears hereon. If acting as
                                             attorney, executor, trustee or in
                                             other representative capacity, sign
                                             name and title.


Signature:---------------- Date:--------- Signature: ------------- Date-------